Exhibit 99.1

April 24, 2024

TEGNA Shareholders Overwhelmingly Re-elect Board Members, Approve Say on Pay Proposal and Approve Charter Amendments at Annual Meeting

Tysons, Va. – Shareholders of TEGNA Inc. (NYSE: TGNA) today overwhelmingly approved the re-election of nine Board members and an advisory resolution on the compensation of the company’s named executive officers.

TEGNA shareholders re-elected Board Chairman Howard D. Elias, president and CEO Dave Lougee, Gina L. Bianchini, Stuart J. Epstein, Karen H. Grimes, Scott K. McCune, Henry W. McGee, Neal B. Shapiro and Melinda C. Witmer to the Board of Directors at the company’s annual meeting held this morning. Directors will serve one-year terms ending at TEGNA’s 2025 annual meeting.

At the meeting, TEGNA’s shareholders also ratified the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the 2024 fiscal year and approved amendments to the Company’s certificate of incorporation to address the shareholder right to call a special shareholder meeting and officer exculpation.

About TEGNA

TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. With 64 television stations in 51 U.S. markets, TEGNA is the largest owner of top 4 network affiliates in the top 25 markets among independent station groups, reaching approximately 39 percent of all television households nationwide. TEGNA also owns leading multicast networks True Crime Network and Quest. TEGNA offers innovative solutions to help businesses reach consumers across television, digital and over-the-top (OTT) platforms, including Premion, TEGNA’s OTT advertising service. For more information, visit www.TEGNA.com.

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For media inquiries, contact:

Anne Bentley

Vice President, Chief Communications Officer
703-873-6366
abentley@TEGNA.com

For investor inquiries, contact:

Julie Heskett
Senior Vice President, Chief Financial Officer
703-873-6747
investorrelations@TEGNA.com